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Exhibit 10.5

        [CARPENTER & COMPANY LETTERHEAD]

March 28, 2002

Mr. Jack Wauchope
President
Coast National Bank
553 Higuera Street, Suite 'B'
San Luis Obispo, CA 93401

Dear Mr. Wauchope:

Carpenter & Company ("Carpenter") is pleased to submit this agreement to provide a Fairness Opinion ("Opinion") to Coast National Bank (the "Bank") in connection with your proposed $3,000,000 secondary offering of common stock (the "Offering").

Services

To provide the Opinion, Carpenter shall complete such analysis as it deems necessary of (1) the Bank, (2) the terms of the Offering, including pricing, structure, and other terms related thereto, (3) relevant market trading data and financial and other data relating to other banks and bank holding companies, and (4) such other matters as it deems appropriate. The Opinion shall be in a written form, with appropriate supporting schedules.

Fairness Opinion

It is understood that any Opinion will be dated as of the date of delivery. It is further understood that, if the Opinion is included in any proxy statement or other communication mailed to the shareholders of the Bank, the Opinion will be reproduced in such proxy statement in full, and any description of or reference to Carpenter or the analyses performed by Carpenter or any summary of the Opinion will be in a form acceptable to Carpenter and its counsel in the exercise of their reasonable judgment. Except as provided in this letter, or as required by law, the Opinion will not be reproduced, summarized, described, or referred to without Carpenter's prior written consent, which shall not be unreasonably withheld.

Term

This agreement shall take effect on the date first stated above and shall continue through the submission by Carpenter of the Opinion.

Compensation

Carpenter shall be paid a fee of $15,000 for the Opinion. The fee shall be due and payable upon the submission of the Opinion to the Bank by Carpenter.

Expense Reimbursement

In addition to any fees that may be payable to Carpenter under this letter, the Bank agrees to reimburse Carpenter, upon written request made from time to time, at cost, for its reasonable out of pocket expenses incurred in connection with its activities under this letter, including the reasonable fees and disbursements of its legal counsel. The Bank shall not be obligated to reimburse Carpenter for any out of pocket expenses exceeding $5,000 in the aggregate, unless the Bank shall specifically have authorized such additional expenditure in writing; provided, however, that such expense limitation and approval is not intended to apply to or in any way impair the indemnification provisions hereof.

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Confidential Information

The Bank shall furnish Carpenter with such information, as Carpenter reasonably requires, appropriate to its assignment (all such information so furnished being the "Information"). The Bank recognizes and confirms that Carpenter (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this agreement and in rendering the Opinion without independently verifying the same (b) does not assume responsibility for the accuracy or completeness of the Information and (c) will not make any appraisal or valuation of assets or collateral securing assets of the Bank. Carpenter agrees to keep all non-public Information provided to it by the Bank confidential, except as required by law or contemplated by the terms of this letter. Notwithstanding anything to the contrary herein, Carpenter may disclose non-public information to its agents and advisors, who shall also be bound by the terms of this paragraph.

Indemnification

The Bank agrees to indemnify, defend, and hold harmless Carpenter and its affiliates, and their respective partners, directors, officers, employees, shareholders, accountants, attorneys, agents, and controlling persons (such person being an "Indemnified Party"), from and against any and all losses, claims, damages, costs, and liabilities or expenses, joint or several, to which any such Indemnified Party may become subject under applicable state or federal law, or otherwise, arising out of, or in any way related to: (i) any actual or proposed Secondary Offering; (ii) the retention of Carpenter by the Bank; (iii) the services performed under this letter; or (iv) any act or omission of Bank, or its affiliates, and their respective partners, directors, officers, employees, agents, and controlling persons. The Bank shall promptly reimburse each and every such Indemnified Party for all expenses (including reasonable counsel fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising there from, whether or not such Indemnified Party is a party. The Bank shall not be liable under this indemnification provision to, and only to, the extent that any loss, claim, damage, cost, liability or expense is found in a final judgment by a court of competent jurisdiction, with the period for appeal there from having expired without an appeal having been filed, to have been both:

(i) not actually or proximately caused by any act or omission of Bank, or its affiliates, and their respective partners, directors, officers, employees, agents, and controlling persons, which is wrongful, tortuous, illegal, or a breach of contract and (ii) solely due to the result of Carpenter's bad faith, gross negligence, or willful misconduct.

If any Indemnified Party receives notice of or service of process relating to any proceeding or claim for which the Indemnified Party may be entitled to indemnity, then the Indemnified party shall notify the Bank of the existence of such proceeding or claim and of the Indemnified Party's request that it be indemnified and defended. Failure to notify shall not abrogate the Indemnified Party's right to indemnity unless the failure to notify materially prejudices the Indemnified Party. Promptly upon receipt of notice, the Bank shall commence the defense or settlement of the proceeding or claim. The Indemnified Party shall be entitled to elect its own counsel subject to the approval of the Bank, which approval shall not be unreasonably withheld. The Bank shall not settle any proceeding, claim or portion thereof, without the express prior written approval of the Indemnified Party, which approval shall not be unreasonably withheld. The parties shall cooperate with each other in the defense and resolution of any proceeding. The Bank and counsel appointed to defend the Indemnified Party shall keep Indemnified Party fully apprised of actions taken in connection with any defense or settlement of the proceeding or claim.

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Other Terms

In the event that an action or suit is brought to declare or enforce any term hereof or any obligation created hereunder, the prevailing party shall be entitled to recover from the losing party all reasonable costs and expenses incurred or sustained by such prevailing party in connection with such suit or actions, including legal fees and court costs.

Please confirm that the preceding correctly sets forth our agreement by signing and returning to Carpenter the duplicate copy of this letter enclosed herewith.

Sincerely,

/s/ John D. Flemming

John D. Flemming
President

Agreed and accepted this 11th day of April, 2002

COAST NATIONAL BANK

By:	/s/ JACK C. WAUCHOPE

Its:	Chairman

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Exhibit 10.5